UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 1, 2016

GRANITE FALLS ENERGY, LLC
(Exact name of small business issuer as specified in its charter)

Minnesota	000-51277	41-1997390
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

15045 Highway 23 SE, Granite Falls, MN	56241-0216
(Address of principal executive offices)	(Zip Code)

(320) 564-3100
(Issuer's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 - Entry into a Material Definitive Agreement.

Investment in Ring-neck Energy & Feed, LLC

On November 1, 2016, Granite Falls Energy, LLC (the “Company”) subscribed for the purchase of 1,500 capital units of Ring-neck Energy & Feed, LLC (“Ring-neck”) at a price of $5,000 per unit for a total of $7,500,000. If Ring-neck accepts our subscription, our investment is sufficient to secure the Company the right to appoint one director to the board of directors of Ring-neck.

In connection with our subscription, we paid a down payment of $750,000, and signed a promissory note for $6,750,000. If Ring-neck accepts our subscription, we will be required to pay Ring-neck the entire amount due under the promissory note within 30 days of receiving notice from Ring-neck that it is due. If we fail to pay the entire amount due, we will be charged 12% interest per year, and Ring-neck may seek legal action to force us to pay. In connection with and in order to finance the investment, the Company entered into a credit facility for $7.5 million of variable-rate, amortizing non-recourse debt using the investment as collateral, as described in greater detail under Item 2.03 of this Current Report on Form 8-K.

If Ring-neck does not meet certain conditions of its offering, we expect that our promissory note to Ring-neck will be cancelled, our down payment will be refunded to us and our financing facility for the investment will be cancelled.

Ring-neck is a South Dakota limited liability company that intends to build an 80 million gallon per year ethanol plant near Onida, South Dakota. It is offering the sale of its units pursuant to a private placement memorandum. Because Ring-neck is not conducting a federally-registered offering, we do not expect that information about Ring-neck will be available via the SEC’s EDGAR filing system. Therefore, it may be difficult for our investors to obtain information about Ring-neck.

The units we subscribed for in Ring-neck are subject to restrictions on transfer.  As a result, our investment in Ring-neck will not be a liquid investment.  If our subscription is accepted, it may take a significant amount of time before we realize a return on our investment, if we realize a return on the investment at all.

Credit Facility with Fagen Energy, LLC

The information set forth under Item 2.01 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01.

Item 2.03 - Creation of a Direct Financial Obligation of a Registrant.

In connection with the transaction described under Item 1.01 above, the Company entered into a credit facility with Fagen Energy, LLC (“Fagen Energy”) which allows the Company to borrow up to $7.5 million (the “Loan”) of variable-rate, amortizing fully non-recourse debt using the Ring-neck investment as collateral. Fagen Energy is an affiliate of Fagen, Inc., the design-builder for the Company’s ethanol plant and a member of the Company.

The Loan is evidenced by a Promissory Note (the “Note”), which bears interest from date funds are first advanced on the Loan through Maturity, at a rate per annum equal to the sum of (x) the One Month LIBOR Index Rate plus (y) 3.05% per annum, with an interest rate floor of 3.55%.  The Note requires annual interest payments only for the first two years of the Loan and monthly principal and interest payments for years 3 through 9 based on a 7-year amortization period.  The monthly amortized payments will be re-amortized following any change in interest rate. The scheduled maturity date of the loan is November 1, 2025. The entire outstanding principal balance of the Loan, plus any accrued and unpaid interest thereon, is due and payable in full on the Maturity Date.  The Company is permitted to voluntarily prepay all or any portion of the outstanding balance of the Loan at any time without premium or penalty.

Pursuant to a Pledge Agreement and Commercial Security Agreement entered into in connection with the Note, the Company’s obligations under the Note are secured by all of its right, title, and interest in its investment in Ring-neck, including the 1,500 units subscribed for by the Company. The Loan is non-recourse to all of the Company’s other assets, meaning that in the event of default, the only remedy available to Fagen Energy will be to foreclose and seize all of the Company’s right, title and interest in its investment in Ring-neck.

The Company expects to use the proceeds of the Loan to finance its investment in Ring-neck.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Note, Pledge Agreement, and Commercial Security which are filed as Exhibits to this Form 8-K and incorporated by reference herein.

Item 9.01 - Financial Statements and Exhibits

(a)None.

(b)None.

(c)None.

(d)Exhibits.

Exhibit No.	Description
10.1	Promissory Note issued November 1, 2016 by Granite Falls Energy, LLC as borrower to Fagen Energy, LLC as lender in principal amount of $7,500,000
10.2	Pledge Agreement Dated November 1, 2016 between Granite Falls Energy, LLC and Fagen Energy, LLC
10.3	Commercial Security Agreement Dated November 1, 2016 between Granite Falls Energy, LLC and Fagen Energy, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRANITE FALLS ENERGY, LLC

Date: November 1, 2016	/s/ Stacie Schuler
Stacie Schuler, Chief Financial Officer